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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 001-05631

                             WATKINS-JOHNSON COMPANY

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             (Exact name of registrant as specified in its charter)

             3333 Hillview Avenue, Palo Alto, California 94304-1223

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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                         Common Stock, without par value
                         Rights to Purchase Common Stock
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            (Title of each class of securities covered by this Form)

                                      None

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              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)                       /X/           Rule 12h-3(b)(1)(ii)                / /

Rule 12g-4(a)(1)(ii)                      / /           Rule 12h-3(b)(2)(i)                 / /

Rule 12g-4(a)(2)(i)                       / /           Rule 12h-3(b)(2)(ii)                / /

Rule 12g-4(a)(2)(ii)                      / /           Rule 15d-6                          / /

Rule 12h-3(b)(1)(i)                       /X/

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         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Watkins-Johnson Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    January 31, 2000                  By:   /s/ Malcolm J. Caraballo
                                              ----------------------------------
                                           Name:     Malcolm J. Caraballo
                                           Title:    President & Chief Executive
                                                     Officer


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